UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2008

CALLWAVE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50958	77-0490995
(Commission File Number)	(IRS Employer Identification No.)

136 West Canon Perdido Street, Suite A, Santa Barbara, California 93101

(Address of principal executive offices)

(805) 690-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Director.

On March 27, 2008, CallWave, Inc., a Delaware corporation (“Company”) has appointed Manny Rivelo to serve as a member of the Board of Directors. Mr. Rivelo currently serves as Senior Vice President of Cisco Development Organization Operations. Mr. Rivelo is also a member of the Cisco Development Council, the CDO senior leadership team that is collectively driving Cisco’s engineering and development and executing against joint goals and priorities. Mr. Rivelo joined Cisco in 1992 as a systems engineer and moved into positions of increasing responsibility within Cisco’s Worldwide Sales Team. In 2000 he was named Cisco’s head of Worldwide Technical Operations in addition to leading the Worldwide Systems Engineering organization. In 2001 he assumed additional responsibility for Worldwide Field Process and Technical Operations.

Prior to joining Cisco, Rivelo worked in various engineering roles with JP Morgan, Morgan Stanley and Bell Labs. Mr. Rivelo holds a bachelor’s and master’s degree in electrical engineering from Stevens Institute of Technology and an executive masters in business administration from Wharton School of Business.

Mr. Rivelo and the Company will enter into the Company’s standard form of Indemnification Agreement for directors and officers, pursuant to which the Company will, to the extent permitted by applicable law, indemnify and hold harmless Mr. Rivelo against all expenses, judgments, fines, penalties and amounts paid in settlement in connection with any threatened, pending or completed proceeding by reason of his status as a director. The foregoing description is qualified in its entirety by the full text of the form of Indemnification Agreement, which was previously filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A filed with the SEC on June 30, 2004, and is incorporated herein by reference.

To our knowledge, Mr. Rivelo is not a party to any transaction described in Section 404(a) of Regulation S-K except for normal compensation arrangements.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release dated March 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLWAVE, INC.,

Date: March 27, 2008	By:	/s/ Jeffrey Cavins
Jeffrey Cavins, Chief Executive Officer and President